Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     The following unaudited pro forma condensed combined balance sheets as of September 30, 2007 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 give effect to the acquisition by Freedom Acquisition Holdings, Inc. (“Freedom”) and of GLG Partners LP and certain affiliated entities (collectively, “GLG”) give effect to certain transactions coincident with the acquisition. However, the pro forma information does not give effect to the proposed acquisition of GLG Holdings, Inc. and GLG Inc., which is subject to certain conditions precedent and is not expected to be completed until after the consummation of the acquisition of GLG. The pro forma information is based on the historical financial statements of Freedom and GLG after giving effect to the combination and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
     The acquisition is considered to be a reverse acquisition recapitalization for accounting purposes because, among other things, the GLG Shareowners own a majority of the outstanding shares of Freedom following consummation of the acquisition. Under this method of accounting, GLG is the acquiring company. The acquisition is treated as the equivalent of GLG issuing stock for the net assets of Freedom accompanied by a recapitalization. The net assets of Freedom, primarily cash, are stated at their fair value, which is equivalent to the carrying value, and accordingly no goodwill or other intangible assets are recorded for accounting purposes.
     For pro forma purposes, the unaudited balance sheet of Freedom as of September 30, 2007 was combined with the unaudited combined balance sheet of GLG as of September 30, 2007 as if the transaction had occurred on September 30, 2007. The unaudited statement of operations of Freedom for the nine months ended September 30, 2007 was combined with the unaudited combined statement of operations of GLG for the nine months ended September 30, 2007 and the statement of operations of Freedom for the period from June 8, 2006 (date of inception) to December 31, 2006 was combined with the combined statement of operations of GLG for the year ended December 31, 2006, in each case as if the transaction had occurred on January 1, 2006.
     The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes and is not intended to represent the condensed combined financial position or condensed combined results of operations in future periods or what the results actually would have been had Freedom and GLG been a combined company during the specified periods. The unaudited pro forma condensed combined financial information and accompanying notes should be read in conjunction with the following information appearing in or incorporated by reference into Freedom’s Current Report on Form 8-K: (1) the GLG historical combined financial statements and notes thereto for the year ended December 31, 2006 and the nine months ended September 30, 2007, (2) the Freedom historical financial statements for the period from June 8, 2006 (date of inception) to December 31, 2006 and notes thereto included in Freedom’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Freedom historical condensed financial statements for the nine months ended September 30, 2007, included in Freedom’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, in each case, filed with the SEC, (3) “GLG Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (4) “Freedom Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
     Net losses of $427.1 million and $710.3 million on a pro forma basis for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, were largely driven by non-cash share-based compensation expenses of $791 million and $1,055 million, respectively. These expenses for the nine months ended September 30, 2007 and the year ended December 31, 2006 are composed of the following:
•	charges of $53 million and $71 million, respectively, related to the 10,000,000 shares of Freedom common stock to be issued for the benefit of GLG’s employees, service providers and certain key personnel under the Restricted Stock Plan;

•	charges of $209 million and $279 million, respectively, related to the 33,000,000 shares of Freedom common stock and $150 million in cash or Notes to be issued for the benefit of certain of GLG’s key personnel participating in the equity participation plan; and

•	charges of $529 million and $705 million, respectively, related to the 77,604,988 shares of Freedom common stock and 58,904,993 shares of FA Sub 2 Limited Exchangeable Shares subject to the agreement among principals and trustees.

     The shares described above are subject to certain vesting and forfeiture provisions and the related share-based compensation expenses are being recognized on a straight-line basis over the requisite service period using the accelerated method in accordance with the provisions of SFAS 123(R) for the Restricted Stock Plan and agreement among principals and trustees, and EITF Issue No. 96-18, for the equity participation plan.
     Total shareholders’ deficit on a pro forma basis as of September 30, 2007 of $99 million largely reflects the cash portion of the acquisition consideration of $1.0 billion, less certain amounts payable in relation to the equity participation plan that will be recognized in future periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
as of September 30, 2007
(In thousands, except share amounts)

GLG	Freedom	Pro Forma	Pro Forma
Historical	Historical	Adjustments	Combined
ASSETS
Cash and cash equivalents	$391,732	$1,779	$(1,001,320)	(1),	(7)	$454,531
519,142	(2)
50,000	(3)
(17,952)	(4)
511,151	(5)
(1)	(6)
Deferred compensation, current	—	—	104,094	(1)	69,469
(34,625)	(8)

Investments	163	—	—	163
Fees receivable	40,687	—	—	40,687
Prepaid and other current assets	32,647	3,784	5,849	(5)	42,280
Cash held in trust account (restricted cash)	—	519,142	(519,142)	(2)	23,892
23,892	(7)

Deferred compensation, non-current	—	—	45,906	(8)	45,906
Property, plant and equipment, net	8,966	—	—	8,966

Total assets	$474,195	$524,705	$(313,006)	$685,894

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Rebates and sub-administration fees payable	$19,473	$—	$—	$19,473
Accrued compensation and benefits	63,199	—	—	63,199
Income taxes payable	19,038	—	—	19,038
Distributions payable	71,311	—	—	71,311
Accounts payable and accruals	14,753	1,853	36,000	(9)	52,606
Other liabilities	3,654	—	—	3,654
Loan notes	—	—	23,892	(7)	23,892

Total current liabilities	191,428	1,853	59,892	253,173
Loan payable	13,000	—	517,000	(5)	530,000
Deferred underwriters’ fee	—	17,952	(17,952)	(4)	—
Redeemable common stock and interest	—	103,881	(103,881)	(6)	—
Minority interest	2,031	—	—	(10),	(16)	2,031
Members’ equity:
Members’ equity	6,843	—	(6,843)	(11)	—
Common stock, $.0001 par value; 200,000,000 authorized, 64,800,003 issued and outstanding, actual; 1,150,000,000 authorized, 230,340,290 issued and outstanding, pro forma	—	6	17	(12)	23
Series A voting preferred stock, $.0001 par value; no shares authorized, issued and outstanding, actual; 1,000,000,000 authorized, 58,904,993 issued and outstanding, pro forma	—	—	6	(12)	6

	GLG	Freedom	Pro Forma			Pro Forma
	Historical	Historical	Adjustments			Combined
Additional paid-in capital	—	392,127	(851,320)	(1),	(7)	97,149
			50,000	(3)
			103,880	(6)
			(36,000)	(9)
			6,820	(11),	(12)
			431,642	(8)
Income accumulated during the development stage	—	8,886	(8,886)	(11)		—
Accumulated income (deficit)	257,238	—	8,886	(11)		(200,143)
			(466,267)	(8)
Accumulated other comprehensive income	3,655	—	—			3,655

Total members’ equity	267,736	401,019	(768,065)			(99,310)

Total liabilities and members’ equity	$474,195	$524,705	$(313,006)			$685,894

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine months ended September 30, 2007
(In thousands, except per share amounts)

GLG	Freedom	Pro Forma	Pro Forma
Historical	Historical	Adjustments	Combined
Net revenues and other income:
Management fees, net	$198,892	$—	$—	$198,892
Performance fees, net	343,835	—	—	343,835
Administration fees, net	42,986	—	—	42,986
Other	7,875	—	—	7,875

593,588	—	—	593,588

Expenses:
Employee compensation and other benefits	(110,526)	—	(791,096)	(8)	(893,029)
8,593	(13)
General, administrative and other	(79,634)	(554)	—	(80,188)

(190,160)	(554)	(782,503)	(973,217)

Income (loss) from operations	403,428	(554)	(782,503)	(379,629)
Other income (expense):
Interest income (expense), net	4,694	19,242	(24,981)	(5)	(20,287)
(19,242)	(14)

Income (loss) before income taxes	408,122	18,688	(826,726)	(399,916)
Income taxes	(33,020)	(8,663)	8,663	(14)	(27,223)
7,494	(15)
(1,707)	(13)

Net income (loss)	375,102	10,025	(812,276)	(427,149)
Less cumulative dividends	—	—	(15,880)	(16)	(15,880)
Interest income subject to possible redemption	—	(1,309)	1,309	(6)	—
Less minority interest	(479)	—	—	(10),	(16)	(479)

Net income (loss) applicable to equity interest holders	$374,623	$8,716	$(826,847)	$(443,508)

Net income (loss) per common share, basic	$0.16	$(1.84)
Weighted average shares outstanding, basic	64,395	240,895
Net income (loss) per common share, diluted	$0.12	$(1.84)
Weighted average shares outstanding, diluted	82,542	240,895
See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2006
(In thousands, except per share amounts)

GLG	Freedom	Pro Forma	Pro Forma
Historical	Historical	Adjustments	Combined
Net revenues and other income:
Management fees, net	$186,273	$—	$—	$186,273
Performance fees, net	394,740	—	—	394,740
Administration fees, net	34,814	—	—	34,814
Other	5,039	—	—	5,039

620,866	—	—	620,866
Expenses:
Employee compensation and other benefits	(168,386)	—	(1,054,795)	(8)	(1,212,657)
10,524	(13)
General, administrative and other	(68,404)	(94)	—	(68,498)

(236,790)	(94)	(1,044,271)	(1,281,155)

Income (loss) from operations	384,076	(94)	(1,044,271)	(660,289)
Other income (expense):
Interest income (expense), net	4,657	390	(33,365)	(5)	(28,708)
(390)	(14)

Income (loss) before income taxes	388,733	296	(1,078,026)	(688,997)
Income taxes	(29,225)	(127)	127	(14)	(21,309)
10,010	(15)
(2,094)	(13)

Net income (loss)	359,508	169	(1,069,983)	(710,306)
Less cumulative dividends	—	—	(14,174)	(16)	(14,174)
Less minority interest	(182)	—	—	(10),	(16)	(182)

Net income (loss) applicable to equity interest holders	$359,326	$169	$(1,084,157)	$(724,662)

Net income (loss) per common share, basic and diluted	$0.01	$(3.01)
Weighted average shares outstanding, basic and diluted	13,012	240,895
See notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(In thousands, except share and per share amounts)
Note A. Basis of Presentation
     On June 22, 2007, Freedom and GLG announced a definitive agreement pursuant to which Freedom agreed to purchase all of the outstanding equity interests of the certain GLG entities. Because the owners of the equity interests in the acquired GLG entities (the “GLG Shareowners”) own approximately 77% of the voting interests of Freedom immediately following the consummation of the acquisition, GLG is deemed to be the acquiring company for accounting purposes. Accordingly, the transaction has been accounted for as a reverse acquisition. Because Freedom has no active business operations, the acquisition has been accounted for as a recapitalization of GLG and GLG is treated as the acquirer and continuing reporting entity for accounting purposes. The assets and liabilities of Freedom are recorded, as of completion of the acquisition, at fair value, which is considered to approximate historical cost, and added to those of GLG.
     The fair values of the net assets of Freedom are shown below.

Cash	$520,921
Deferred underwriters’ fee	(17,952)
Other net current assets	1,931

Redeemable stock	(1)

Total	$504,899

Minority Interest
FA Sub 2 Exchangeable Shares
     Upon consummation of the transaction, Noam Gottesman and the Gottesman GLG Trust received, in exchange for their interests in the existing GLG entities, 58,904,993 exchangeable Class B ordinary shares of FA Sub 2 Limited (the “Exhangeable Shares”) and 58,904,993 shares of Freedom Series A voting preferred stock (the “Series A preferred stock”), in addition to their proportionate share of the cash consideration.
     The Exchangeable Shares are exchangeable for an equal number of shares of Freedom common stock at any time for no cash consideration at the holder’s option. Upon exchange of the Exchangeable Shares, an equivalent number of shares of Series A preferred stock will be concurrently redeemed. The shares of Series A preferred stock are entitled to one vote per share and to vote with the common stockholders as a single class but have no economic rights. In contrast, the Exchangeable Shares carry dividend rights but no voting rights except with respect to certain limited matters which will require the majority vote or written consent of the holder of Exchangeable Shares. The combined ownership of the Exchangeable Shares and the Series A preferred stock provides the holder of these shares with voting rights that are equivalent to those of the Freedom common stockholders.
     The dividend rights of the Exchangeable Shares are such that the holder of these shares will receive an equivalent dividend as the common stockholders in addition to a cumulative dividend. The dividend rights of the holder of the Exchangeable Shares are in excess of those of the Freedom common stockholders, and these rights are therefore presented as a cumulative dividend in the pro forma condensed combined statements of operations.
     Since FA Sub 2 Limited will have negative equity on a pro forma basis following completion of the acquisition and the holder of the Exchangeable Shares will have no obligation to fund losses, Freedom will absorb all losses after the cumulative dividends. Upon the materialization of future earnings, the majority interest will be credited to the extent of such losses previously absorbed.
GLG Holdings Inc. and GLG Inc.
     GLG consolidates GLG Holdings Inc. and GLG Inc. pursuant to the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities, since they are variable interest entities and GLG is the Primary Beneficiary.

Note B. Pro Forma Adjustments
     Pro forma adjustments are necessary to record the purchase price of the acquisition (consisting of cash and loan notes issued to certain GLG Shareowners (the “Notes”)) and to reflect transactions that are a direct result of the acquisition.
     The following pro forma adjustments are included in the unaudited condensed combined financial statements:
(1)	Reflects cash paid to GLG Shareowners upon consummation of the acquisition, which comprises the $1.0 billion purchase consideration and $1.3 million “net cash”, as defined in the purchase agreement, less the Notes (see Note 7).

(2)	Reflects reclassification of Freedom’s pre-acquisition cash from being held as a receivable (restricted cash) to cash since upon consummation of the acquisition the restrictions will lapse.

(3)	Reflects cash proceeds from the co-investment by Freedom’s sponsors immediately prior to consummation of the acquisition.

(4)	Reflects payment of the deferred underwriters’ fee from Freedom’s initial public offering in December 2006 to be made upon consummation of the acquisition.

(5)	Reflects the revolving credit and term loan facilities to be entered into upon consummation of the acquisition, repayment of existing borrowing and related interest payable. A 0.125% increase in the interest rate would have the following impacts:

Interest expense	$663
Income tax	$(199)
(6)	Reflects the redemption of 100 shares of Freedom common stock upon consummation of the acquisition and reclassification of redeemable common stock as permanent equity.

(7)	Reflects Notes issued, upon request, to Sage Summit LP and Lavender Heights Capital LP upon consummation of the acquisition and the transfer of cash to an escrow account to be held for the repayment of the Notes. The amount reflects the likely maximum amount of Notes that may be requested by those key personnel that may find it advantageous to exercise their right to request Notes. Interest is payable on the Notes at a fluctuating interest rate per annum equal to the rate for the Citibank Custody Institutional Market Deposit Account less 0.10% per annum. As the total interest payable is expected to closely match the returns on restricted cash set aside for the repayment of the Notes, no adjustment has been made to net interest expense in the condensed combined pro forma statement of operations. Pro forma gross interest income on the restricted cash and interest payable on the loan notes are each $797 for the nine months ended September 30, 2007 and $1,063 for the year ended December 31, 2006. The Notes are repayable on demand by either party after an initial minimum holding period of nine months, up to the final redemption date on the second anniversary of the issuance date of the Notes. The Notes are non-recourse obligations of FA Sub 1 Limited and its affiliates (including Freedom).

(8)	Reflects share-based and other compensation recognized in respect of (a) the equity participation plan, (b) the 10,000,000 shares allocated for the benefit of employees, service providers and certain key personnel under the Restricted Stock Plan, and (c) the agreement among the principals and trustees.
(a) Equity participation plan
Upon consummation of the acquisition, certain key personnel who participate in GLG’s equity participation plan are entitled through their limited partnership interests in Sage Summit LP and Lavender Heights Capital LP to receive collectively approximately 15% of the total consideration of cash and Freedom capital stock payable to the GLG Shareowners in the acquisition. This cash and Freedom capital stock will be subject to vesting requirements and will be accounted for in accordance with EITF Issue No. 96-18, “Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services”.

These equity participation plan participants will receive a pro rata portion of 25% of such amounts on consummation of the acquisition, with the remaining 75% vesting in equal installments over a three-year period on the first, second and third anniversaries of the consummation of the acquisition.
The total compensation expense included in the condensed combined statement of operations for the year ended December 31, 2006 for the equity participation plan is $279,000. The total expense for the equity participation plan will be $602,000 comprising cash of $150,000 and 33,000,000 Exchangeable Shares of FA Sub 1 Limited converted into Freedom common stock promptly after the acquisition with a fair value of $452,000 (using a fair value of $13.70 per share based on the closing price per share of Freedom common stock on November 2, 2007 and assuming no change in fair value).
(b) Restricted Stock Plan
Of the purchase price for the acquisition, up to 10,000,000 shares of Freedom common stock will be allocated to the employees, service providers and certain key personnel under the Restricted Stock Plan. These shares will be subject to vesting terms. These vesting requirements have not been finally determined; however, these pro forma condensed combined financial statements assume that 25% per annum vests over a four-year period on the first, second, third and fourth anniversaries of the consummation of the acquisition.
A $71,354 charge to the combined statement of operations for the year ended December 31, 2006 has been recognized using the accelerated method under SFAS 123(R), “Share-based payments”, assuming no forfeiture and a fair value of $13.70 per share.
(c) Agreement Among Principals and Trustees
In addition, in connection with the acquisition, Mr. Gottesman, Emmanuel Roman and Pierre Lagrange, (collectively, the “Principals”) and the trustees of their respective trusts (collectively, the “Trustees”) will enter into an agreement among principals and trustees which will provide that, in the event a Principal voluntarily terminates his employment with Freedom for any reason prior to the fifth anniversary of the acquisition, a portion of the equity interests held by that Principal and his related Trustee as of the closing of the acquisition will be forfeited to the Principals who are still employed by Freedom and their related Trustees. The pro forma assumes no forfeiture of shares by any Principal or Trustee.
The agreement provides for vesting at the following rates:

Consummation of the acquisition	17.5%
Each anniversary from 1st to 5th year	16.5%
A $704,593 charge to the condensed combined statement of operations for the year ended December 31, 2006 has been recognized using the accelerated method of SFAS 123(R), reflecting 77,604,988 shares of Freedom common stock and 58,904,993 Exchangeable Shares at a fair value of $13.70 per share and assuming no forfeiture.
(9)	Reflects GLG’s and Freedom’s estimated transaction costs of $36,000 consisting primarily of investment banking, legal and accounting fees.

(10)	Minority interests represent the economic interests of the stockholders of GLG Holdings, Inc. Pursuant to a stock purchase agreement dated June 13, 2007, GLG Partners LP (or its designee) agreed to purchase from Emerald Tree Foundation, an independent Bermuda charitable foundation, all of the outstanding shares of GLG Holdings Inc., the parent company of GLG Inc., for $2,500. The closing of the stock purchase is conditioned on, among other things, the registration with the Securities and Exchange Commission of GLG Partners LP or GLG Inc. as an investment adviser under the U.S. Investment Advisers Act of 1940. It is expected that the acquisition of GLG Inc. will be completed following the completion of the acquisition. It is also expected that GLG Partners LP will designate GLG Partners, Inc. as the purchaser and that GLG Inc. will become an indirect wholly owned subsidiary of GLG Partners, Inc.

Due to the number of contingencies required for completion, the acquisition of GLG Holdings Inc. and GLG Inc. has not been included in the unaudited pro forma condensed combined financial information. The impact of the acquisition of GLG Holdings Inc. and GLG Inc. would be to:
•	reduce minority interests by $2,031, reduce cash by $2,500 and increase goodwill by $469 in the unaudited pro forma condensed combined balance sheets as of September 30, 2007 for both assuming the maximum approval and assuming the minimum approval; and

•	adjust minority interests by $479 for the nine months ended September 30, 2007 and $182 for the year ended December 31, 2006 in the unaudited pro forma condensed combined statements of operations.
(11)	Reflects reclassification of GLG’s equity accounts to conform to Freedom’s equity structure.

(12)	Reflects the issuance of 171,095,007 shares of Freedom common stock and 58,904,993 shares of Series A preferred stock, which carry only voting rights and nominal economic rights. The 171,095,007 shares of Freedom common stock includes:
•	138,095,007 shares of Freedom common stock; and

•	33,000,000 ordinary shares of FA Sub 1 Limited, which are subject to certain put rights to Freedom and call rights by Freedom, payable upon exercise by delivery of 33,000,000 shares of Freedom common stock.

The exchange of FA Sub 1 Limited shares for shares of Freedom common stock has been accounted for based on the carrying amounts of the assets and liabilities of FA Sub 1 Limited. The ownership interests of the minority shareholders are unchanged by the exchange.

(13)	Reflects reduction in Principals’ base compensation to $3,000 per annum (plus related payroll taxes) and employment of a general counsel and a chief financial officer post-acquisition with total basic compensation and guaranteed bonus totalling $2,000 per annum (plus related payroll taxes). The adjustment to income tax expense reflects the reduction in allowable deduction at U.K. corporate tax rates for the U.K. component of the Principals’ compensation, and an increase in the allowable deduction for the U.S. component of compensation.

(14)	Freedom’s historical interest income and related taxation expense has been eliminated since the cash held in Freedom will be paid out to the GLG Shareowners upon consummation of the transaction. No pro forma adjustments relating to reporting, compliance and investor relations costs that GLG will incur as a public company have been made.

(15)	Reflects tax effect of interest payable on borrowings at the standard U.K. corporate tax rate.

(16)	Reflects cumulative quarterly cash distributions, based on Freedom’s estimate of the net taxable income of FA Sub 2 Limited allocable to the holder of Exchangeable Shares of FA Sub 2 Limited multiplied by an assumed tax rate, payable to such holder. The holder of the Exchangeable Shares is entitled to a pro rata share of any dividends distributed to Freedom stockholders as if it held an equivalent number of shares of Freedom common stock. In accordance with ARB No. 51, “Consolidated Financial Statements”, paragraph 15, as losses applicable to the minority interest in FA Sub 2 Limited exceed the minority interest in the equity capital of FA Sub 2 Limited, the losses have been charged against the majority interest, as there is no obligation of the minority interest to fund the losses. Losses not shared by the minority interest holder totaled $87,149 and $142.396 for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively.

Distributions to non-controlling interests of certain GLG entities relating to the limited partner profit share arrangement have not been deducted from the numerator for the purposes of calculating pro forma basic and diluted earnings per share.
Note C. Pro Forma Earnings Per Share
The pro forma combined basic and diluted net income per share is based on the following (in thousands):

Nine Months Ended September 30, 2007 and Year Ended
December 31, 2006
Freedom shares outstanding prior to the acquisition	64,800
Shares issued in the sponsors’ co-investment	5,000
Shares of common stock issued in connection with the acquisition	138,095
Shares of common stock issued in exchange for ordinary shares of FA Sub 1 Limited	33,000

Pro forma basic and diluted EPS denominator	240,895

     It has been assumed that the 33,000,000 ordinary shares of FA Sub 1 Limited will be acquired in exchange for 33,000,000 shares of Freedom common stock following consummation of the acquisition.
     The number of pro forma additional shares that could potentially dilute pro forma basic earnings per share in the future that were not included in the computation of pro forma diluted earnings per share, because to do so would have been antidilutive are summarized as follows:

	Nine Months Ended	Year Ended
	September 30, 2007	December 31, 2006
FA Sub 2 Limited Exchangeable Shares	58,904,993	58,904,993
Public Offering Warrants	52,800,000	52,800,000
Founders’ Warrants	12,000,003	12,000,003
Sponsors’ Warrants	4,500,000	4,500,000
Co-Investment Warrants	5,000,000	5,000,000

	133,204,996	133,204,996